Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION ANNOUNCES CLOSING OF

AAT COMMUNICATIONS CORP. ACQUISITION AND COMPLETION OF

BOND TENDER OFFERS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA,

April 27, 2006

SBA Communications Corporation (“SBA” or the “Company”) announced today that it has completed its acquisition of AAT Communications Corp. (“AAT”). Additionally SBA announced today that it has completed its previously announced cash tender offers and consent solicitations (the “Offers and Consent Solicitations”) for any and all of its 9 3/4% Senior Discount Notes due 2011, which were co-issued by its wholly-owned subsidiary, SBA Telecommunications, Inc. (the “9 3/4% Notes”) and its 8 1/2% Senior Notes due 2012 (the “8 1/2% Notes,” and collectively with the 9 3/4% Notes, the “Notes”). The tender offers and consent solicitations expired today at 10:00 a.m., New York City time (the “Expiration Date”).

The acquisition of AAT was completed for consideration consisting of $634.0 million in cash and 17,059,336 shares of SBA’s common stock. Simultaneous with the closing of the AAT acquisition, SBA Senior Finance, Inc. entered into a Credit Agreement for a $1.1 billion term loan (the “bridge loan”) with Deutsche Bank AG, as administrative agent and Deutsche Bank Securities Inc. and JP Morgan Securities Inc., as joint lead arrangers and joint bookrunners. The bridge loan was entered into to fund the cash consideration paid in the AAT acquisition and the purchase price for the Notes purchased pursuant to the Offers and Consent Solicitations.

As of the Expiration Date, 100% of the aggregate outstanding amount of 9 3/4% Notes ($261,316,000 aggregate principal amount at maturity) and 100% of the aggregate outstanding amount of 8 1/2% Notes ($162,500,000 aggregate principal amount) had been tendered Notes in the Offers and Consent Solicitations. SBA has accepted for payment all Notes validly tendered and not withdrawn on or prior to the Expiration Date. SBA expects to pay, on April 28, 2006, $438.2 million in respect of the Notes accepted for payment, including accrued interest on the 8 1/2% Notes and the accretion amount applicable to the 9 3/4% Notes.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. The Offers and Consent Solicitations were made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated March 20, 2006, as amended, and the related Consent and Letter of Transmittal.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.